Exhibit (a)(6)

OPTION EXCHANGE PROGRAM - HIGHLIGHTS

DECEMBER 2 – 30, 2004

WHO:	The Option Exchange program is available to all employees of Radiant Systems that are below the Director level (Leadership Team of Director and above are not eligible to participate). Participation in the Option Exchange Program is completely voluntary.

WHAT:

The Option Exchange program is an opportunity to exchange current stock options for stock options to be granted on July 1, 2005.

•      Options with a strike price less than or equal to $15 can be exchanged at a ratio of 2:1 (i.e. 2 higher-priced stock options can be exchanged for 1 new stock option to be granted in the future). An exchange ratio higher than 1:1 is more palatable to our shareholders and the investment community and still provides opportunity to get value out of underwater stock options.

•      Options with a strike price of greater than $15 can be exchanged on a ratio of 3:1 (i.e. 3 higher-priced stock options can be exchanged for 1 new stock option to be granted in the future).

•      New stock options will be granted after satisfying the minimum “black out” period of 6 months and one day from the cancellation date of exchanged options, per accounting rules (please refer to the 6-Month “black out” period under Important Terms on the following page).

•      The strike price for the new stock options will be fair market value on new grant date, and they will vest over 3 years in 1/3 increments beginning with the first anniversary of the new grant date. The new stock options will generally expire 5 years from the date of issue, or July 1, 2010.

WHY:	Many of our employees hold stock options that have exercise prices above the current market value of our stock. Over 825,000 options held by employees are priced over US$10, some as high as US$45.00. The goal of the Option Exchange program is to give employees additional opportunities to get value out of current stock options.

WHEN:	The four-week Election Period to participate in the Option Exchange begins on December 2, 2004 when the program is filed with the Securities and Exchange Commission and expires on December 30, 2004 at 11:59 p.m. EST. Cancellation of exchanged options will be the next business day after the expiration of the Election Period, or December 31, 2004. The new grant date will be July 1, 2005.

YOU WILL RECEIVE AN INFORMATION PACKET WITH ADDITIONAL INSTRUCTIONS WITHIN THE NEXT WEEK. THE INFORMATION BELOW IS AN OVERVIEW OF THE MECHANICS OF THE OPTION EXCHANGE PROGRAM.

•      You can elect to exchange any outstanding option grants. Outstanding option grants are options that have not been exercised, whether vested or unvested. To help you identify the option grants you have available for exchange, refer to the column titled “Outstanding” on the Personnel Option Status document included in your information packet.

•      You can elect to exchange as many outstanding option grants as you would like (e.g., all grants priced over a certain amount); however, option grants must be exchanged all or none. If you have exercised a portion of an option grant, you may elect to exchange the remaining portion of the grant as long as you exchange all of the remaining options in that grant. For example, assume you were granted 500 options and you exercised 125 options last year, leaving you with 375 options remaining in the grant. You can elect to exchange all 375 but cannot elect to only exchange a portion of those remaining (less than 375).

•      If you elect to exchange any options, you are also required to exchange any options received during the 6 month period immediately preceeding the start date of the Offer Exchange whose strike price is equal to or less than any of the option grants you are exchanging due to accounting rules. Please refer to 6-month “look back” period under Important Terms on the following page.

•      Your elections must be made via the Letter of Transmittal that will be included in your information packet. The Letter of Transmittal must be returned to the Corporate Benefits department by December 30, 2004 at midnight Eastern Standard Time. We cannot accept Letters of Transmittal after the expiration of the Election Period since the cancellation date is the following business day, December 31, 2004.

•      The new options are Incentive Stock Options for U.S. tax purposes, unless the IRS US$100,000 rule is triggered, in which case some of those options must be categorized as Non-Qualified stock options. Tax laws vary from country to country, so please consult a tax accountant for expert advice.

John Heyman, our CEO, will be hosting a series of Information Sessions to give you an opportunity to learn more about the Option Exchange Program and to ask additional questions.

The schedule for the Info Sessions will be sent via email.

Please carefully consider participating in this opportunity to exchange higher-priced stock options for new options to be granted on July 1, 2005.

IMPORTANT TERMS

6 - Month Look Back Period	For regulatory accounting reasons, there is a 6-month “look back” period that must be considered if you decide to exchange any option grant. This means that if you decide to exchange options, you must also exchange any options received during the previous 6 months where the strike price of the options received during the 6 month “look back” is equal to or less than any of the option grants you tender for exchange. The 6 month “look back” period is calculated backwards using the first day of the election period.

Election Period	The 4-week period of time in which employees have to decide whether to participate in the Option Exchange program.

Cancellation Date	The date on which options tendered for exchange under the Option Exchange program will be cancelled. The cancellation date is the next business day following the expiration of the Election Period.

6 - Month Black Out Period	For regulatory accounting reasons, there is also a 6-month-and-1-day “black out” period whereby options cannot be granted to participants in an Option Exchange until at least 6 months & 1 day have passed. The “black out” period creates risk to both the employer and the employee, which causes employers to consider the financial implications before offering such a program and employees to consider several things – potential rise in the stock price during the “black out” period which could cause the strike price of the new options to be greater than the strike price of the exchanged options, the fact that the vesting schedule starts over at a new grant date, and the fact that options cannot be granted to Option Exchange program participants during the “black out” period.

New Grant Date	The date the new options will be granted.

TIMELINE

6-month look back date Jun 2, 2004	Election Period Begins Dec 2, 2004	Election Period Ends Dec 30, 2004	Cancellation Date Dec 31, 2004	New Grant Date July 1, 2005

6-month “look back” (6 months prior to first day of Election Period)	Election period (4-weeks)	6-month “black out” (minimum 6 months + 1 day after cancellation date)

EXAMPLES

Example 1 Grant1 – Apr 15, 2000 $26.00 Grant2 – Jun 15, 2004 $10.00	You elect to exchange Grant1 with strike price of $26.00. You ARE required to exchange Grant2 options because they were granted during the 6 month “look back” period and have a strike price less than $26.00.

Example 2 Grant3 – Apr 15, 2000 $26.00 Grant4 – May 15, 2003 $10.00	You elect to exchange Grant3 with strike price of $26.00. You ARE NOT required to exchange Grant4 options because they were not granted during the 6 month “look back” period even though they have a strike price less than $26.00.

Example 3 Grant5 – Jun 15, 2001 $12.50 Grant6 – Jul 15, 2004 $15.50	You elect to exchange Grant5 with strike price of $12.50. You ARE NOT required to exchange Grant6 even though they were granted during the 6 month look back period because the strike price of these options is greater than the strike price of Grant5.

Info is posted at http://portal.radiant.com/sites/oep. PLEASE CONTACT CORPORATE BENEFITS IF YOU HAVE ANY QUESTIONS: 770-576-6690, corporatebenefits@radiantsystems.com

John Heyman, our CEO, will be hosting a series of Information Sessions to give you an opportunity to learn more about the Option Exchange Program and to ask additional questions.

The schedule for the Info Sessions will be sent via email.

Please carefully consider participating in this opportunity to exchange higher-priced stock options for new options to be granted on July 1, 2005.

2